August 26, 1997


Mr. David Sparks
Securities and Exchange Commission
    Mail Stop 4-8
450 Fifth Street
Washington, D.C. 20549

      Re: Eagle Amendment Number 3
            Registration Statement No. 333-20011

Dear Mr. Sparks

      The Company is in receipt of your August 18, 1997 comment letter and this response corresponds numerically to those set forth in such comment letter.

      ACCOUNTING RESPONSES

      1. In Expert section set forth on page 39 has been amended to provide the specific disclosure required by ASR #274.

      2. The consent has been revised as requested. Additionally, the audit report with respect to the audit has been set forth on page F-1.

      LEGAL RESPONSES

      Pursuant to a telephone conversation between you, Mr. Spirgel and myself, this letter supplementaly addresses certain issues raised.

      1. Disclosure has been set forth on the cover page of the Prospectus stating that no market exists for the Common Stock or Class B Warrants and that there is no assurance that a market will develop, or if one develops, that it will not be illiquid, limited, sporadic or highly volatile.

      2. The transaction has been structured to be an offering by and on behalf of the selling shareholders and not an at-the-market offering by or on behalf of the registrant as described in Rule 415 (a)(4). The support for this proposition, among other reasons as we discussed, is that (i) the registrant is not receiving any of the sale proceeds from transactions, the resale of which is being registered hereby, (ii) no special financial assistance is being provided by the registrant, (iii) the registrant has not employed any agents to assist in any of the transactions being registered, and (iv) the transaction complies with Rule 415 (a) (1), (2) and
            (3).


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Mr. David Sparks
August 26, 1997
Page 2


      Enclosed please find a request for acceleration, requesting acceleration for Wednesday, August 27, 1997 at 4:00 PM Eastern Time. Should you have any questions please do not hesitate to contact me at the above referenced number.


                                    Very truly yours,



                                    Thomas C. Pritchard